Exhibit D
                       to Statement on Schedule 13D
                          re: Verenium Corporation

                   Lock-Up Agreement, dated October 5, 2009



                              October 5, 2009


LAZARD CAPITAL MARKETS LLC
30 Rockefeller Plaza
New York, New York 10020

     Re: Verenium Corporation Offering of Units

Dear Sirs:

     In order to induce Lazard Capital Markets LLC ("Lazard") to enter in to a certain placement agent agreement with Verenium Corporation, a Delaware corporation (the "Company"), with respect to the public offering (the "Offering") of Units consisting of the Company's Common Stock, par value $0.001 per share ("Common Stock") and warrants to purchase the Common Stock, the undersigned hereby agrees that for a period (the "Lock-up Period") of ninety (90) days following the date of the final prospectus filed by the Company with the Securities and Exchange Commission in connection with the Offering, the undersigned will not, without the prior written consent of Lazard, directly or indirectly, (i) offer, sell, assign, transfer, pledge, contract to sell, or otherwise dispose of, any shares of Common Stock or securities convertible into or exercisable or exchangeable for Common Stock (including, without limitation, shares of Common Stock or any such securities which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations promulgated under the Securities Act of 1933, as the same may be amended or supplemented from time to time (such shares or securities, the "Beneficially Owned Shares")), (ii) enter into any swap, hedge or other agreement or arrangement that transfers in whole or in part, the economic risk of ownership of any Beneficially Owned Shares or (iii) engage in any short selling of any Beneficially Owned Shares. The foregoing sentence shall not apply to (a) transfers of any Beneficially Owned Shares as a bona fide gift or pledge, (b) in the case of a natural person, transfers of any Beneficially Owned Shares by will or intestate succession or to any trust or partnership for the direct or indirect benefit of the undersigned or any member of the immediate family of the undersigned, (c) in the case of a non-natural person, distributions of any Beneficially Owned Shares to general or limited partners or stockholders or members of the undersigned, (d) in the case of a non-natural person, transfers of any Beneficially Owned Shares (A) in connection with the sale or other bona fide transfer in a single transaction of all or substantially all of the undersigned's capital stock, partnership interests, membership interests or other similar equity interests, as the case may be, or all or substantially all of the undersigned's assets, in any such case not undertaken for the purpose of avoiding the restrictions imposed by this Agreement or (B) to another corporation, partnership, limited liability company or other business entity so long as the transferee is an affiliate of the undersigned and such transfer is not for value, (e) the "net" exercise of outstanding options to purchase Common Stock in accordance with their terms, or (f) transfers pursuant to a sale or an offer to purchase 100% of the outstanding Common Stock, whether pursuant to a merger, tender offer or otherwise, to a third party or group of third parties; provided that in the case of any transfer or distribution pursuant to clauses (a), (b), (c), or
(d), each donee, pledges, distributee or transferee shall sign and deliver a lock-up agreement substantially in the form of this Agreement; and provided, further. that any Common Stock acquired upon the net exercise of options described in clause (e) above shall be subject to the restrictions imposed by this Agreement, and no such net exercise of options shall involve any disposition of common Stock into the public market. For the purposes of this paragraph, "immediate family" shall mean spouse, domestic partner, lineal descendant (including adopted children), father, mother, brother or sister of the transferor.

     If(i) the Company issues an earnings release or material news or a material event relating to the Company occurs during the last seventeen (17) days of the Lock-Up Period, or (ii) prior to the expiration of the Lock-Up Period, the Company announces that it will release earnings results during the sixteen (16)-day period beginning on the last day of the Lock-up Period, the restrictions imposed by this Agreement shall continue to apply until the expiration of the eighteen (18)-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

     Anything contained herein to the contrary notwithstanding, any person to whom shares of Common Stock, securities convertible into or exercisable or exchangeable for Common Stock or Beneficially Owned Shares are transferred from the undersigned shall be bound by the terms of this Agreement.

     In addition, the undersigned hereby waives, from the date hereof until the expiration of the ninetieth (90th) day following the date of the Company's final prospectus, any and all rights, if any, to request or demand registration pursuant to the Securities Act of 1933, as amended, of any shares of Common Stock or securities convertible into or exercisable or exchangeable for Common Stock that are registered in the name of the undersigned or that are Beneficially Owned Shares. In order to enable the aforesaid covenants to be enforced, the undersigned hereby consents to the placing of legends and/or stop transfer orders with the transfer agent of the Common Stock with respect to any shares of Common Stock, securities convertible into or exercisable or exchangeable for Common Stock or Beneficially Owned Shares.

     If (i) the Company notifies Lazard in writing that it does not intend to proceed with the Offering, (ii) for any reason the Offering is terminated prior to the payment for and delivery of the Units or (iii) the Offering shall not have been completed by October 31, 2009, then upon the occurrence of any such event, this Agreement shall immediately terminated and the undersigned shall be released from its obligations hereunder.


                                   By: /s/ Joshua Ruch
                                   Name:
                                   Title: